Registration No. 333-__________
                                        Filed February 23, 2005


                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                             ________________

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             ________________



                       Anchor BanCorp Wisconsin Inc.
______________________________________________________________________________
  (Exact Name of Registrant as specified in its Articles of Incorporation)



       Wisconsin                                      39-1726871
_________________________________        _____________________________________
(State of incorporation)                    (IRS Employer Identification No.)



                             25 West Main Street
                          Madison, Wisconsin 53703
______________________________________________________________________________
         (Address of principal executive offices, including zip code)




                         2004 EQUITY INCENTIVE PLAN
                     __________________________________
                          (Full Title of the Plan)



                                          Copies to:

Douglas J. Timmerman, Chairman,           Gerard L. Hawkins, Esq.
  President and Chief Executive Officer   Kenneth B. Tabach, Esq.
Anchor BanCorp Wisconsin Inc.             Elias, Matz, Tiernan & Herrick L.L.P.
25 West Main Street                       734 15th Street, N.W.
Madison, Wisconsin 53703                  Washington, D.C. 20005
(608) 252-8700                            (202) 347-0300
______________________________________
(Name, address, and telephone number
of agent for service)



                   Index to Exhibits is located on page 8

                         CALCULATION OF REGISTRATION FEE


                                     Proposed
     Title of                         Maximum        Proposed
    Securities                        Offering       Maximum         Amount of
     to be          Amount to be       Price         Aggregate      Registration
   Registered      Registered(1)(2)  Per Share(4)  Offering Price(4)     Fee
--------------------------------------------------------------------------------

Common Stock,par
  value $.10        921,990(3)         $27.30        $25,170,327        $2,963
--------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock, par value $.10 per share, of Anchor BanCorp Wisconsin Inc. (the "Company" or "Registrant"), registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.

(2) Series A Preferred Share Purchase Rights will be distributed without charge with respect to each share of common stock registered hereby.

(3) Represents the number of shares of common stock reserved for issuance under the 2004 Equity Incentive Plan (the "Plan").

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the average of the high and low sales price of a share of common stock on February 18, 2005 as reported on the Nasdaq Stock Market, National Market System.

                     __________________________

       This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                                 PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement.

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

          (a) The Annual Report on Form 10-K of the Company for the year ended March 30, 2004;

          (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's Annual Report on Form 10-K referred to in clause (a) above;

          (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 30, 1992;

          (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not applicable since the Company's common stock is registered under
Section 12 of the Exchange Act.

Item. 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law relate to indemnification and insurance. These provisions provide that a Wisconsin corporation shall indemnify a director or officer, to the extent he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In all other cases, a Wisconsin corporation shall indemnify a director or officer against liability incurred by a director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (1) a willful failure to deal fairly with the corporation or its stockholders in connection with a matter in which the director or officer has a material conflict of interest, (2) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (3) a transaction from which the director or officer derived an improper personal profit, or (4) willful misconduct.

     Article VI of the Registrant's Bylaws provides as follows:

     6.1 Certain Definitions. The following terms shall have the meanings set forth below for purposes of this Article VI.

          (1)  "Director or officer" means any of the following:

          (a) An individual who is or was a director or officer of the Corporation.

     (b) An individual who, while a director or officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, member of any government or decision-making committee, employee or agent of another corporation, foreign or domestic, partnership, joint venture, trust, employee benefit plan or other enterprise.

     (c) An individual who, while a director or officer of the Corporation, is or was serving an employee benefit plan of the Corporation because his duties to the Corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.

     (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.

     (2) "Expenses" include fees, costs, charges, disbursements, attorney's fees and any other expenses incurred in connection with a proceeding.

     (3) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.

     (4) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.

     (5) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal and including any appeal therefrom, which involves foreign, federal, state or local law and which is brought by or in the right of the Corporation or by any other person.

          6.2  Right to Indemnification.

     (a) Upon written request of a director or officer and to the fullest extent authorized by the Wisconsin Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than was permitted prior thereto), the Corporation shall promptly indemnify and hold harmless a director or officer against any and all liabilities and expenses actually incurred in connection with a proceeding to which any such person shall have become subject because he is a director or officer of the Corporation or arising from his status as such, provided that the Corporation may not indemnify any director or officer against any liabilities or expenses unless it is determined by or on behalf of the Corporation that the director or officer did not breach or fail to perform a duty he owes to the Corporation which constitutes conduct under Section 180.0851(2)(a)1, 2, 3 or 4 of the Wisconsin Business Corporation Law, and further provided that (except as provided in Section 6.3 below concerning suits to enforce rights to indemnification or advancement of expenses) the Corporation shall not indemnify any such director or officer in connection with a proceeding, or part thereof, which was initiated by such director or officer unless such proceeding was authorized by the Board of Directors of the Corporation.

     (b) The determination by or on behalf of the Corporation whether a director or officer is entitled to indemnification under Section 6.2 (a) hereof shall be made by a majority vote of a quorum of the Board of Directors consisting of directors not at the time parties to the same or related proceedings, or if such a quorum cannot be obtained, by majority vote of a committee duly appointed by the Board of Directors, including directors who are parties to the same or related proceedings, and consisting solely of two or more directors not at the time parties to the same or related proceedings. If the required determination cannot be made in the foregoing manner, it shall be made by independent legal counsel to the Corporation selected by majority vote of the Board of Directors, including directors who are parties to the same or related proceedings. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required by this Article VI.

     (c) Indemnification under this Article VI is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the Corporation, in connection with the same proceeding.

     6.3 Advancement of Expenses. Expenses incurred by a director or officer who is a party to a proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such proceeding as such expenses are incurred if the director or officer submits a written request therefor to the Corporation and provides the Corporation with (1) a written affirmation of his good faith belief that he has not breached or failed to perform his duties to the Corporation and (2) a written undertaking, executed personally or on his behalf, to repay the allowance and, if required by the Corporation, to pay reasonable interest on the allowance to the extent that indemnification is not required hereunder or not ordered by a court under the Wisconsin Business Corporation Law. Such undertaking shall be an unlimited general obligation of the director or officer and may be accepted without reference to his ability to repay the allowance and may be secured or unsecured.

     6.4 Procedure for Indemnification. The right to indemnification or advances under this Article VI shall be enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies his request therefor, in whole or in part, or if no disposition thereof is made within 60 days from receipt by the Corporation of a written demand therefor. Such persons' expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceeding also shall be indemnified by the Corporation. It shall be a defense to any such proceeding (other than a proceeding brought to enforce a claim for the advancement of expenses under Section 6.3 of this Article VI where the required undertaking has been received by the Corporation) that the Corporation has determined in the manner set forth in Section 6.2(b) hereof that the claimant breached or failed to perform a duty he owes to the Corporation which constitutes conduct under Section 180.0851(2)(a) 1, 2, 3 or 4 of the Wisconsin Business Corporation Law.

     6.5 Settlement. The Corporation shall not be obligated to reimburse the costs of any settlement to which it has not previously agreed in writing. If in any proceeding within the scope of Section 6.2 of this Article VI the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such proceeding and which is acceptable to the Corporation, then, notwithstanding any other provision hereof, the indemnification obligation of the Corporation to such person in connection with such proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

     6.6 Subsequent Amendment. No amendment or repeal of this Article VI or of relevant provisions of applicable law shall affect or diminish in any way the right of any director or officer to indemnification under the provisions hereof with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment or repeal.

     6.7  Other Rights; Continuation of Right to Indemnification.

     (a) The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under the Articles of Incorporation or Bylaws, a written agreement between the director or officer and the Corporation, a resolution of the Board of Directors or a resolution, after notice, adopted by a majority vote of all of the Corporation's voting shares then issued and outstanding, provided that the Corporation may not indemnify a director or officer or permit a director or officer to retain any advancement of expenses unless it is determined by or on behalf of the Corporation that the director or officer did not breach or fail to perform a duty he owes to the Corporation which constitutes conduct under Section 180.0851(2)(a), 1, 2, 3 or 4 of the Wisconsin Business Corporation Law. A director or officer who is a party to the same or related proceeding for which indemnification or advancement of expenses is sought may not participate in a determination under this Section 6.7.

     (b) All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director or officer and this
Article VI shall be binding upon any successor corporation to the Corporation, whether by way of acquisition, merger, consolidation or otherwise.

     (c) If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer against any liabilities and expenses to the fullest extent permitted by any applicable portion of this
Article VI that shall not have been invalidated and to the fullest extent permitted by the Wisconsin Business Corporation Law.

     6.8 Insurance. The Corporation may purchase and maintain insurance on behalf of a director or officer against liability asserted against or incurred by him in his capacity as a director or officer or arising from his status as such, regardless whether the Corporation is required or authorized to indemnify or advance expenses to such director or officer under this Article VI.

     6.9 Employees and Agents. The Corporation may, but need not, to the extent authorized from time to time by the Board of Directors by general or specific action or by contract, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation who is not a director or officer to the fullest extent of the provisions of this
Article VI and may impose such conditions and limitations thereon as the Board of Directors deems appropriate.

     In addition, certain employee benefit plans of the Company include provisions providing for indemnification of the administrators of such plans.

Item 7.  Exemption from Registration Claimed.

     Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

     No.      Exhibit                                             Location
     --       -------                                             --------

     4        Common Stock Certificate                               (1)

     5        Opinion of Elias, Maz, Tiernan & Herrick L.L.P.   Filed herewith
              as to the legality of the securities

     23.1     Consent of Ernst & Young LLP                      Filed herewith

     23.2     Consent of Elias, Matz, Tiernan & Herrick L.L.P.        --
              (contained in the opinion included as Exhibit 5)

     24       Power of attorney for any subsequent                    --
              amendments is included in the signature page

     99       2004 Equity Incentive Plan                             (2)

____________________

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 33-46536) filed with the Commission on March 19, 1992.

(2) Incorporated by reference from the Company's Definitive Proxy Statement for the 2004 Annual Meeting of Stockholders dated June 11, 2004.

Item 9.     Undertakings.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Madison, State of Wisconsin, on the 22nd day of February 2005.

                              ANCHOR BANCORP WISCONSIN INC.


                              By:  /s/ Douglas J. Timmerman
                                   --------------------------------------
                                   Douglas J. Timmerman, Chairman,
                                    President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Douglas J. Timmerman his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.


/s/ Douglas J. Timmerman                              February 22, 2005
-----------------------------------
Douglas J. Timmerman
Chairman, President and
  Chief Executive Officer
(Principal Executive Officer)


/s/ Michael W. Helser                                 February 22, 2005
-----------------------------------
Michael W. Helser
Treasurer and
  Chief Financial Officer
(Principal Accounting Officer)


/s/ Holly Cremer Berkenstadt                          February 22, 2005
-----------------------------------
Holly Cremer Berkenstadt
Director


/s/ Richard A. Bergstrom                              February 22, 2005
-----------------------------------
Richard A. Bergstrom
Director

/s/ Donald D. Kropidlowski                            February 22, 2005
-----------------------------------
Donald D. Kropidlowski
Director


/s/ Greg M. Larson                                    February 22, 2005
-----------------------------------
Greg M. Larson
Director


/s/ David L. Omachinski                               February 22, 2005
-----------------------------------
David L. Omachinski
Director


/s/ Donald D. Parker                                  February 22, 2005
-----------------------------------
Donald D. Parker
Director


/s/ Pat Richter                                       February 22, 2005
-----------------------------------
Pat Richter
Director


/s/ James D. Smessaert                                February 22, 2005
-----------------------------------
James D. Smessaert
Director


/s/ Mark D. Timmerman                                 February 22, 2005
-----------------------------------
Mark D. Timmerman
Director